Exhibit 99.1

FOR FURTHER INFORMATION: CONTACT: Elizabeth A. Sharp Vice President Corporate Relations (602) 389-8835 Three-Five Systems, Inc. 1600 N. Desert Drive Tempe, AZ 85281-1230

FOR IMMEDIATE RELEASE: July 16, 2004

THREE-FIVE SYSTEMS, INC. ANNOUNCES PRELIMINARY
SECOND QUARTER RESULTS

TEMPE, AZ – July 16, 2004 — Three-Five Systems, Inc. (NYSE: TFS) today announced that it expects to generate a second quarter loss in earnings per share of between $0.31 to $0.32, compared to the company’s previously announced expectations for a loss in earnings per share of between $.21 and $.22. The company expects revenue for the second quarter of between $37.5 and $38.0 million compared to its previously announced expectations of $38.0 to $40.0 million.

TFS attributed its higher than expected per share loss primarily to product pricing and mix issues in its Redmond facility and the integration of Integrex, a former Washington-based electronic manufacturing services (EMS) company whose customers TFS acquired during the first quarter of 2004. Despite these issues relating to the transition of customers to TFS, TFS noted that the Integrex transaction has begun to generate new customers in new markets for TFS. For example, at the end of the second quarter, TFS received a purchase order exceeding $10.0 million to build a military product for a new customer at its Redmond facility. That order marks the largest single purchase order for a new product that TFS has received since entering the EMS sector. Volumes are scheduled to begin ramping on that product in the fourth quarter.

TFS’s actual second quarter results and outlook for the remainder of 2004 will be discussed in a conference call on Wednesday July 28th. The conference call will include forward-looking statements. The conference call will be Web cast and is scheduled to begin at 5:30pm Eastern Time (2:30pm Pacific). The live audio broadcast and replay of the conference call can be accessed on TFS’ Web site at www.tfsc.com under the Investor Relations section. The Web cast is also available at www.companyboardroom.com (Windows Media™ is required). TFS will maintain an audio replay of this conference call on its Web site for a period of time after the call. No other audio replay will be available.

About TFS

TFS is a recognized leader in providing electronics manufacturing services (EMS) to original equipment manufacturers (OEMs). TFS has a global footprint, with operations in the United States, Europe, and several locations in Asia. TFS offers a broad range of engineering and manufacturing capabilities, with a special emphasis and expertise in display solutions. TFS’ website is located at www.tfsc.com.

Three-Five Systems, Inc. and the TFS logo are trademarks or registered trademarks of TFS. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and TFS intends that such forward-looking statements be subject to the

Three-Five Systems

safe-harbor created thereby. Such forward-looking statements include the expected net loss and revenue for the second quarter, as well as the expected ramp of the military product in the fourth quarter. TFS cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include: (a) additional analysis of the second quarter results prior to the July 28th release; (b) changes in the market for customers’ products; (c) the failure of TFS products to deliver commercially acceptable performance; (d) the ability of TFS to increase yields and efficiencies in its manufacturing facilities; (e) the ability of TFS’ management, individually or collectively, to guide the company in a successful manner; and (f) other risks as detailed from time to time in TFS’ SEC reports, including its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.

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